As filed with the Securities and Exchange Commission on October 7, 2025

Registration No. 333-217521

Registration No. 333-237926

Registration No. 333-248199

Registration No. 333-268389

Registration No. 333-271764

Registration No. 333-279298

Registration No. 333-285347

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-217521

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-237926

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-248199

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-268389

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-271764

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-279298

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-285347

UNDER

THE SECURITIES ACT OF 1933

Verona Pharma plc

(Exact name of registrant as specified in its charter)

United Kingdom	98-1489389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 More London Riverside

London SE1 2RE

United Kingdom

+44 203 283 4200

(Address of Principal Executive Offices) (Zip Code)

VERONA PHARMA PLC UNAPPROVED SHARE OPTION SCHEME

VERONA PHARMA PLC EMI OPTION SCHEME

VERONA PHARMA PLC 2017 INCENTIVE AWARD PLAN

VERONA PHARMA PLC SECOND AMENDED AND RESTATED 2017 INCENTIVE AWARD PLAN

(Full titles of the plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos Latham & Watkins LLP 200 Clarendon Street Boston, Massachusetts 02116 (617) 948-6000	James Inness Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom +44 20 7710-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Verona Pharma plc, a public limited company incorporated under the laws of England and Wales (the “Company”), remove from registration all ordinary shares, nominal value £0.05 per share, of the Company (the “Ordinary Shares”) previously registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Ordinary Shares:

•	Registration No. 333-217521, which was previously filed with the SEC on April 28, 2017, registering 214,000 Ordinary Shares under the Verona Pharma plc EMI Option Scheme, 2,590,000 Ordinary Shares under the Verona Pharma plc Unapproved Share Option Scheme and 14,333,000 Ordinary Shares under the Verona Pharma plc 2017 Incentive Award Plan;

•	Registration No. 333-237926, which was previously filed with the SEC on April 30, 2020, registering an additional 11,998,660 Ordinary Shares under the Verona Pharma plc 2017 Incentive Award Plan;

•	Registration No. 333-248199, which was previously filed with the SEC on August 20, 2020, registering an additional 65,102,504 Ordinary Shares under the Verona Pharma plc 2017 Incentive Award Plan;

•	Registration No. 333-268389, which was previously filed with the SEC on November 15, 2022, registering an additional 17,132,312 Ordinary Shares under the Verona Pharma plc 2017 Incentive Award Plan;

•	Registration No. 333-271764, which was previously filed with the SEC on May 9, 2023, registering an additional 24,000,000 Ordinary Shares under the Verona Pharma plc Second Amended and Restated 2017 Incentive Award Plan;

•	Registration No. 333-279298, which was previously filed with the SEC on May 10, 2024, registering an additional 34,745,648 Ordinary Shares under the Verona Pharma plc Second Amended and Restated 2017 Incentive Award Plan; and

•	Registration No. 333-285347, which was previously filed with the SEC on February 27, 2025, registering an additional 28,127,576 Ordinary Shares under the Verona Pharma plc Second Amended and Restated 2017 Incentive Award Plan.

On July 8, 2025, the Company entered into a transaction agreement (the “Transaction Agreement”) with Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”) and Vol Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Bidco”), pursuant to which Bidco agreed to acquire the entire issued and to be issued share capital of the Company (the “Transaction”) by means of a court-sanctioned English law scheme of arrangement (the “Scheme of Arrangement”) under Part 26 of the Companies Act 2006. On October 6, 2025, the High Court of Justice of England and Wales (the “Court”) sanctioned the Scheme of Arrangement at a public hearing convened by the Court and the Company. On October 7, 2025, Merck and Bidco consummated the Transaction in accordance with the Transaction Agreement and the Scheme of Arrangement.

As a result of the Transaction, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the relevant offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom on October 7, 2025.

VERONA PHARMA PLC

By:	/s/ Benjamin Lucas
Name: Benjamin Lucas
Title: Principal Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Benjamin Lucas	Principal Executive Officer and Director	October 7, 2025
Benjamin Lucas

/s/ Ebru Can Temucin	Principal Accounting Officer, Principal Financial Officer and Director	October 7, 2025
Ebru Can Temucin

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Verona Pharma plc, has signed these Post-Effective Amendments to the Registration Statements on Form S-8, in the City of New York, State of New York, on October 7, 2025.

COGENCY GLOBAL INC.

(Authorized Representative in the United States)

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.